UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Planar Systems, Inc.

(Name of Registrant as Specified In Its Charter)

Leyard American Corp.

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	4)	Date Filed: Filed by Leyard American Corp. Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934 Subject Company: Planar Systems, Inc. Commission File No.: 0-23018

Stock Code: 300296 Stock Short Name: Leyard Public Announcement Reference No.: 2015-074

Leyard Optoelectronic Co., Ltd. (the “Company”)

Public Announcement of Acquisition of 100% Shares in Planar Systems, Inc.

The Company and all the members of the board of directors of the Company (the “Board”) hereby warrant that all the information contained in this disclosure is true, accurate and complete, and free from false records, misleading representations or material omissions.

Risk Notice:

1. Risks of failure to consummate the proposed transaction. Pursuant to applicable laws and regulations, the proposed acquisition by Leyard Optoelectronic Co., Ltd. (the “Company” or “Leyard China”) of 100% shares in Planar Systems, Inc. (“Planar”) shall be subject to filing with and review by the United States Securities and Exchange Commission (“SEC”), the Committee on Foreign Investment in the United States and other competent foreign regulatory authorities, and review and approval by the shareholders of each party to the proposed transaction at the relevant shareholders’ meeting in accordance with statuary procedures. Up to date, the Company, U.S. Sub and Merger Sub, an Oregon corporation and a wholly-owned Subsidiary of U.S. Sub established for the purpose of the proposed transaction (each of these terms are as defined below) on one hand, and Planar on the other hand, have entered into the Merger Agreement. The shareholders and senior officers of Planar entered into the Voting Agreement with U.S. Sub, whereby, they undertake to vote their Planar shares in favor of the proposed acquisition by the Company of 100% shares in Planar. The controlling shareholder of the Company Mr. Jun Li and other directors and senior officers of the other shareholders of the Company all have undertaken that they would vote in favor of the proposed transaction when the same was considered at the relevant shareholders’ meeting. The independent directors issued their independent opinions on the proposed transaction. Despite the fact that the foregoing arrangements will make it more possible for the proposed transaction to be consummated successfully, we can not exclude the possibility that in the future the proposed transaction may fail to be approved by the shareholders’ meeting of any party to the proposed transaction or fail to be filed with/approved by any competent regulatory authority, or any third party may offer a competitive price for the proposed transaction, which is higher than the merger consideration offered by the Company, or any party to the proposed transaction may terminate the Merger Agreement in the event that the closing of the proposed transaction fails to take place by February 12, 2016. Upon occurrence of any of the events described in the preceding sentence, the proposed transaction may be suspended, paused or cancelled.

2. Risks related to post-closing integration. As currently envisaged by the Company, following the consummation of the proposed transaction, Planar will continue to exist as a separate business entity and to be operated under the management of its original management team. In addition, most of the assets and operations of Planar are located in the U.S., there exists certain difference between the Company and Planar in such aspects as law, accounting and taxation system, business practice, and corporate culture. Although the Company has successfully acquired the shares in five domestic companies and effectively integrated such domestic companies into the Company, all the five controlled Subsidiaries established by the Company in foreign jurisdictions have been operating well, and the Company and Planar have been in good cooperation in relation to business, the proposed transaction is an acquisition of the controlling shares in a foreign company by the Company for the first time, and therefore it is uncertain whether the integration post the closing of the proposed transaction will go smoothly and achieve the effect as envisaged.

3. Risks of goodwill impairment. The proposed transaction constitutes a merger of two enterprises under common control and the consideration of the merger in excess of the fair value of identifiable net assets of the merged party shall be recognized as goodwill. If the future operating results of Planar fail to meet the target, there exists the risk that a goodwill impairment will be recognized after the annual impairment testing is conducted. Goodwill impairment will result directly in a reduction of the current-term profit.

4. Risks of currency translation loss. The consideration for the proposed transaction will be all paid in cash in US dollars. The Company is currently contemplating to fund all or part of the consideration for acquisition of Planar through a private placement of shares. Prior to receipt of the proceeds from offering shares on a private-placement basis, based on the progress of the proposed transaction, the Company will pay the consideration for acquisition of Planar by using its own funds available, bank loans or any other funds sourced by itself, which means that the Company may be susceptible to the risk of currency translation loss arising from devaluation of RMB against US dollar.

I.	Overview of the Proposed Transaction

On August 13, 2015, the Company, Leyard American Corporation (a Delaware company and a wholly owned Subsidiary of Leyard (Hong Kong) Co., Ltd.; (“U.S. Sub”)), Leopard Acquisition Corporation (an Oregon corporation and a wholly-owned Subsidiary of U.S. Sub established for the purpose of the proposed transaction; (“Merger Sub”)), and Planar entered into the Agreement and Plan of Merger ( the “Merger Agreement”), whereby, Merger Sub shall acquire 100% shares in Planar in the form of company merger (the “Merger”), pursuant to which Merger, on the effective date of the Merger, Merger Sub shall be merged into Planar, the separate corporate existence of Merger Sub shall cease, and Planar shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly-owned Subsidiary of U.S. Sub. For the proposed transaction, the purchase price per Planar share will be USD6.58 and the aggregate purchase price will be USD156.8 million, all of which will be paid in cash in US dollar by using funds legally sourced by the Company and U.S. Sub.

On August 13, 2015 (Beijing time), at the 21st meeting of the second Board of the Company, the Proposal for the Company to Acquire 100% Shares in Planar Systems, Inc. and to Enter into the Merger Agreement and other Related Transaction Agreements was considered and adopted.

On August 12, 2015 (EST), the board of directors of Planar considered and approved the proposed transaction. The proposed transaction shall be further subject to approval by the shareholders of Planar at the relevant shareholders’ meeting and filing with SEC, CFIUS and other competent foreign regulatory authorities.

The proposed acquisition constitutes a substantial assets acquisition, and the Board will perform further obligations in a timely fashion to disclose required information in relation to the proposed transaction in line with the progress of the proposed transaction, and submit matters related to the proposed transaction to the relevant shareholders’ meeting of the Company for consideration. The proposed transaction shall not be subject to approval by the CSRC, nor shall it constitute a related-party transaction.

II.	Overview of Planar

(I)	Company Profile

Legal name: Planar Systems, Inc.

Form of organization: a company incorporated and publicly listed in the U.S.

Jurisdiction of incorporation: Oregon, the U.S.

Date of incorporation: April 27, 1983

Address of principal office: 1195 NW Compton Drive Beaverton, Oregon 97006

Chief executive officer: Gerald K. Perkel

Stock exchange on which Planar is listed: National Association of Securities Dealers Automatic

Quotation System (NASDAQ)

Ticker symbol: PLNR

(II)	Capitalization

According to the Merger Agreement, the authorized capital stock of Planar consists of 60,000,000 Company Shares and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

As of August 11, 2015 (EST), the capital stock of Planar consisted of the following shares:

1. 22,759,842 Common Shares were issued and outstanding (including 415,144 Common Shares subject to forfeiture pursuant to the Company Stock Plans), all of which were validly issued, fully paid and nonassessable and were free of preemptive rights;

2. no Common Shares were held in treasury;

3. no shares of Preferred Stock were outstanding;

4. 200,000 shares of Preferred Stock have been designated Series D Junior Participating Preferred Stock, all of which have been reserved for issuance under the Shareholder Rights Plan, and none of which were outstanding;

5. an aggregate of 1,071,606 Common Shares were subject to or otherwise deliverable in connection with outstanding Company Stock-Based Awards (excluding those covered in clause (1) above); and

6. an aggregate of 327,045 Common Shares were deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Stock Plans.

(III)	Business Overview

Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers across the world. Planar is a global leader in display and digital signage technology. Retailers, educational institutions, government agencies, businesses, utilities and energy firms, and home theater enthusiasts all depend on Planar to provide superior performance. Planar video walls, large format LCD displays, interactive touch screen monitors and many other solutions are used by the world’s leading organizations in applications ranging from digital signage to simulation and from interactive kiosks to large-scale data visualization.

(IV)	Key Financial Data

In accordance with Planar’s periodic reports published on SEC’s website, the key financial data contained in Planar’s annual report for 2014 and quarterly report for the third quarter of 2015 are as shown in the following table:

Measurement Unit: USD1000

Items	2015 Q3 Report	2014 Annual Report
	As of June 26, 2015	As of September 26, 2015
Total assets	81,815	84,404
Total liabilities	32,728	38,370
Net assets	49,087	46,034

	From September 27, 2014 to June 26, 2015	From September 27, 2013 to September 26, 2014
Revenue	147,433	179,003
Net profit	4,408	3,800

Note: The annual report for 2014 has been audited by KPMG while the quarterly report for third quarter of 2015 is nonaudited.

III.	Summary of the Merger Agreement

(I)	Parties

The Company, U.S. Sub, Merger Sub and Planar

(II)	The Merger

U.S. Sub will establish Merger Sub in Oregon, the U.S., as a wholly-owned Subsidiary of its own. Upon the terms of the Merger Agreement and subject to applicable law, at the Effective Time, Merger Sub shall be merged with and into Planar (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease, and Planar shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly-owned Subsidiary of U.S. Sub.

(III)	Merger Consideration

At the Effective Time, each share of common stock, no par value, of Planar (such shares, collectively, the “Common Shares”) issued and outstanding immediately prior to the Effective Time, shall be converted automatically into the right to receive $6.58 in cash, without interest (the “Merger Consideration”). None of the Common Shares held by U.S. Sub, Merger Sub, Planar or any of Planar’s wholly-owned Subsidiaries shall have the right to receive Merger Consideration.

In accordance with the Merger Agreement, each option to purchase the Common Shares in Planar that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be cancelled and be converted into the right at the Effective Time to receive an amount in cash equal to the product of the total number of Common Shares to be received pursuant to exercise of such option multiplied by the excess of the amount of the Merger Consideration over the exercise price per Common Share subject to such option.

In accordance with the Merger Agreement, each restricted stock unit and each Common Stock subject to forfeiture, which are outstanding immediately prior to the Effective Time shall become fully vested at the maximum number of stocks thereunder (and any performance-based vesting conditions shall be eliminated) and shall entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the Merger Consideration in respect of each Common Share underlying a particular Planar Stock-Based Award based on the number of Common Stocks he/she/it shall receive upon exercise of the award held by him/her/it.

(IV)	Effective Time

Upon the terms and subject to the provisions of the Merger Agreement, on the Closing Date (or on such other date as U.S. Sub and Planar may agree in writing), the parties shall cause the Articles of Merger be executed and filed with the Oregon Secretary of State in accordance with the relevant provisions of applicable laws and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under applicable laws to consummate the proposed transaction. The proposed transaction shall become effective at such time as the Merger Agreement and other related documents have been duly filed with the Oregon Secretary of State or at such other date or time as permitted by the applicable laws of Oregon as U.S. Sub and Planar shall agree in writing and shall specify in the Articles of Merger.

(V)	Asset Closing

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, in no event later than the second Business Day following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in the Merger Agreement, at San Francisco Office of Shearman & Sterling LLP, unless another date is agreed to in writing by the parties to the Merger Agreement. The date on which the Closing occurs is referred to as the “Closing Date.”

(IV)	Conditions Precedent

1. The obligation of each party to perform its respective obligations under the Merger Agreement is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(1) Planar Shareholder Approval;

(2) No order, injunction or other judgment or decree issued by any court of competent jurisdiction or other applicable legal restraint or prohibition shall be in effect that prohibits or makes illegal the consummation of the Merger;

(3) Any applicable waiting period (and any extension thereof) relating to the proposed transaction shall have expired or been terminated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and any other applicable antitrust law, or any requisite consents shall have been obtained; and

(4) The period of time for any consideration by CFIUS of the Merger (including a review and, if deemed appropriate by CFIUS, an investigation) shall have expired or been terminated, or CFIUS shall have provided a written notice to the parties to the effect that either: (a) the Merger is not a covered transaction under Section 721 of the Defense Production Act of 1950; (b) the review of the Merger has concluded and there are no issues of national security sufficient to warrant investigation; or (c) an investigation has been conducted and either (A) CFIUS has concluded that there are no unresolved issues of national security or (B) the time period for consideration of the Merger by the President of the United States shall have elapsed and the President can not take any action to block, rescind or restrict the Merger or any of the transactions contemplated by the Merger Agreement;

2. The obligation of Planar to perform its respective obligations under the Merger Agreement is also subject to the satisfaction, or waiver by Planar, at or prior to the Effective Time of the following conditions:

(1) The representations and warranties of U.S. Sub and Merger Sub set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and till the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which have not had and would not, individually or in the aggregate, reasonably be expected to have a U.S. Sub Material Adverse Effect;

(2) Each of U.S. Sub and Merger Sub shall have performed all of its material obligations under the Merger Agreement prior to the Effective Time; and

(3) Planar shall have received a certificate signed by an executive officer of U.S. Sub certifying as to the matters set forth in Items (1) and (2) above.

3. The obligation of U.S. Sub and Merger Sub to perform its respective obligations under the Merger Agreement is also subject to the satisfaction, or waiver by U.S. Sub, at or prior to the Effective Time of the following conditions:

(1) (i) The representations and warranties of Planar contained in Sections 4.1(a), 4.3, 4.23 and 4.24 of the Merger Agreement shall, whether or not constituting material representations and warranties, be true and correct as of the date of the Merger Agreement and till the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of Planar contained in Sections 4.2 and 4.9(ii) of the Merger Agreement shall be true and correct as of the date of the Merger Agreement till the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (iii) the other representations and warranties of Planar contained in Article IV of the Merger Agreement shall be true and correct as of the date of the Merger Agreement till the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), in the case of this clause (iii) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a U.S. Sub Material Adverse Effect;

(2) Planar shall have performed all of its material obligations under the Merger Agreement prior to the Effective Time;

(3) Since the date of the Merger Agreement, a Planar Material Adverse Effect shall not have occurred and be continuing;

(4) U.S. Sub shall have received a certificate signed by an executive officer of Planar certifying as to the matters set forth in Items (1) to (3) above; and

(5) Leyard China Shareholder Approval shall have been obtained.

Any party to the Merger Agreement may not rely on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s breach of the Merger Agreement.

(VII)  Payment of Merger Consideration

1. Prior to the Effective Time, Merger Sub shall enter into an agreement (in a form reasonably acceptable to Planar) with Planar’s transfer agent (the “Paying Agent”) for the payment of the Merger Consideration to which Planar’s shareholders shall become entitled. Promptly after the Effective Time on the Closing Date, U.S. Sub shall, in accordance with the Merger Agreement, deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to agreed fund payments due. The Payment Fund may be invested by the Paying Agent as directed by U.S. Sub. Any interest or other income resulting from such investments shall be payable to the Surviving Corporation.

2. As promptly as practicable after the Effective Time and in any event not later than the third Business Day thereafter, U.S. Sub and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of applicable certificates, Book-Entry Shares and instructions. Upon surrender of any such certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal and other related documents, the holder of such certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such certificate or Book-Entry Share. No interest shall be paid or shall accrue on any Merger Consideration payable upon surrender of any certificates or Book-Entry Shares. In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any certificate is registered, it shall be a condition of payment that the certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatory on such certificates or any related stock power shall provide a proper guarantee and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such certificates.

3. All cash paid upon the surrender for exchange of the said certificates or Book-Entry Shares in accordance with the terms of the Merger Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares formerly represented by such certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of Planar shall be closed and after the consummation of the proposed transaction there shall be no further registration of transfers with respect to any Common Shares of the Surviving Corporation that were not paid prior to the Effective Time. If, after the Effective Time, any certificates of transaction are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such certificates or Book-Entry Shares shall be canceled and exchanged as provided in the Merger Agreement, subject to all the documents required to be provided in relation to different shares and to applicable laws.

4. At any time following the date that is six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any Payment Funds that are available and that have not been disbursed to holders of applicable certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to U.S. Sub and the Surviving Corporation only as general creditors thereof with respect to the Merger Consideration, for which no interest or payables accrued after surrender of their certificate or Book-Entry Shares shall be paid.

5. If any certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements raised by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate, the Paying Agent will deliver such bond in exchange for such lost, stolen or destroyed certificate which may be entitled to receipt of the Merger Consideration pursuant to the Merger Agreement.

(VIII) Planar’s	Undertakings not to Solicit Other Acquisition Proposals

1. Except as set forth in Paragraphs 1 to 5 below, Planar agrees that it will not, whether by itself or through any of its Subsidiaries or any of its or their respective Representatives, directly or indirectly, (i) initiate, solicit or encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or that constitute or could reasonably be expected to lead to, the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any information or data relating to Planar or any of its Subsidiaries, for the purpose of soliciting, encouraging or knowingly facilitating, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (whether or not binding) relating to an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal; provided, however, it is understood and agreed that any determination or action by Planar Board permitted under Paragraph 2 or 6 below or any other provision in the Merger Agreement (to the extent Paragraph 6 has been complied with in all material aspect) ) shall not be deemed to be a breach of this Section. Planar Board will immediately terminate any existing activities, discussions or negotiations by Planar or any of its Subsidiaries or Representatives to terminate all such activities, discussions and negotiations with any Persons with respect to any Acquisition Proposal.

2. Notwithstanding anything to the contrary in Paragraph 1 above, at any time prior to obtaining Planar Shareholder Approval, if (i) Planar [sic] receives an unsolicited bona fide written Acquisition Proposal from any other Person, and (ii) Planar [sic] Board determines that (x) such Acquisition Proposal constitutes or may reasonably be expected to lead to a Superior Proposal1 and (y) the failure of the board to do so would be inconsistent with the directors’ fiduciary duties under applicable law, then Planar may (A) furnish information with respect to Planar [sic] and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that Planar [sic] will not, and can not permit its Subsidiaries or its or their Representatives to, furnish any information or enter into, maintain or participate in any such discussions or negotiations except pursuant to a customary confidentiality agreement; provided, further, however, that Planar shall provide (or provide access) to U.S. Sub any material non-public information, including any properties, assets, books, records or other information constituting material non-public information of Planar [sic] and its Subsidiaries, as provided to such Person, and that was not previously provided to U.S. Sub, at or promptly (and in any event within twenty-four (24) hours) following the time such information or data is provided to such Person.

3. Planar shall promptly (and in any event within twenty-four (24) hours after notice is received by Planar) advise U.S. Sub in writing of (i) any inquiries, proposals or offers regarding any Acquisition Proposal received by Planar or its Representatives, (ii) any request to Planar or its Representatives for non-public information relating to Planar or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, and (iii) any inquiry or

[1]

“Superior Proposal” means any Acquisition Proposal (i) on terms which Planar Board determines in good faith, after consultation with Planar’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Common Shares than the proposed transaction and the terms of the Merger Agreement, taking into account all the terms and conditions of such proposal, and (ii) that Planar Board believes is reasonably capable of being completed, taking into account such financial, regulatory, legal and other aspects of such proposal Planar Board considers appropriate; provided, that for purposes of the definition of “Superior Proposal,” the references to “fifteen percent (15%) or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than fifty percent (50%).”

request made to Planar or its Representatives to discuss or negotiate an Acquisition Proposal or any inquiry or request which Planar reasonably believes could lead to an Acquisition Proposal, which notification shall include, in each case, the identity of the Person making any such inquiry, request or Acquisition Proposal, and copies of any written materials provided in connection therewith and summaries of any material terms of any such Acquisition Proposal conveyed verbally. Planar shall keep U.S. Sub reasonably informed of the material developments affecting the terms and conditions of any such Acquisition Proposal, except to the extent prohibited by a confidentiality, nondisclosure or similar agreement entered into prior to the date hereof.

4. Except as set forth in Paragraphs 5 and 6 below, neither Planar Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Leyard China, U.S. Sub or Merger Sub, or publicly propose to withdraw or modify in a manner contrary to Leyard China, U.S. Sub or Merger Sub, its recommendation of the Merger Agreement or the Merger (any of such actions, an “Adverse Recommendation Change”), (ii) approve or recommend any Acquisition Proposal, or (iii) publicly propose to take any such actions.

5. Notwithstanding anything to the contrary in Paragraph 4 above, if, prior to obtaining Planar Shareholder Approval, in connection with an Intervening Event, Planar Board determines, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law, Planar Board may make in good faith an Adverse Recommendation Change, provided, however, that Planar has first complied with the following provisions, and, after so complying, Planar Board or any committee thereof determines that such Intervening Event continues to necessitate an Adverse Recommendation Change.

6. Notwithstanding anything to the contrary in Paragraph 4 above, if, prior to obtaining Planar Shareholder Approval, Planar [sic] receives an Acquisition Proposal, with respect to which no material breach of Paragraph 1 above has occurred, and that Planar Board or any committee thereof determines in good faith (after consultation with outside legal counsel and its financial advisors) would, if completed, constitute a Superior Proposal, Planar [sic] may either (i) terminate the Merger Agreement pursuant to applicable provisions to enter into a definitive agreement with respect to such Superior Proposal, or (ii) make an Adverse Recommendation Change; provided, however, that in the case of either (i) or (ii), Planar has first complied with the following provisions, and, after so complying, the Planar [sic] Board or any committee thereof determines that such Acquisition Proposal continues to constitute a Superior Proposal.

(IX)	Post-asset-closing Composition of Planar Board and Management and other Arrangements

After asset closing, Planar shall complete required procedures in accordance with applicable U.S. laws and regulations and applicable rules of SEC and NASDAQ.

Subject to applicable laws and the Merger Agreement, at the Effective Time, all the property, rights, privileges, powers and franchises of Planar and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Planar and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

After asset closing, other than the corporate name, the articles of incorporation of the Surviving Corporation shall be amended to read the same as the articles of incorporation of Merger Sub. Unless otherwise agreed between Merger Sub and Planar, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

(X)	Conditions to Termination of the Merger Agreement.

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after Planar Shareholder Approval has been obtained:

1. by mutual written consent of U.S. Sub and Planar;

2. by either U.S. Sub or Planar:

(1) if the Merger shall not have been consummated on or before February 12, 2016 (the “Termination Date”); provided, that if any action or inaction of either party resulted directly in the failure of the Merger to be consummated by the Termination Date and such action or inaction constitutes a material breach of the Merger Agreement, such party shall not have the right to terminate the Merger Agreement pursuant to the provisions above;

(2) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(3) if a Planar Shareholders’ Meeting was duly convened but Planar Shareholder Approval shall not have been obtained; or

(4) if a Leyard China Shareholders’ Meeting was duly convened but Leyard China Shareholder Approval shall not have been obtained.

3. by Planar:

(1) if U.S. Sub or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in the failure of the conditions set forth in Paragraph 1 and 2 under the Conditions Precedent above and (B) cannot be cured by the Termination Date so that the performance will be resumed; provided, that, if curable so that the performance of the Merger Agreement is resumable, Planar shall have given U.S. Sub written notice, delivered at least 30 days prior to such termination, stating Planar’s intention to terminate the Merger Agreement pursuant to the foregoing provisions and the basis for such termination; provided further, that Planar shall not have the right to terminate the Merger Agreement pursuant to the foregoing provisions if it is then in material breach of any of its covenants or agreements set forth in the Merger Agreement;

(2) at any time prior to the receipt of Planar Shareholder Approval, in order to enter into an agreement for a transaction that is a Superior Proposal, if (A) Planar has complied with the provisions in the Merger Agreement regarding Acquisition Proposal in all material respects and (B) prior to or concurrently with such termination, Planar pays the termination fee due under applicable provisions in the Merger Agreement; or

(3) (A) the conditions set forth in Items 1 and 3 under Condition Precedent above have been satisfied (in addition to satisfaction of the conditions that by their nature are to be satisfied at the Closing), (B) Planar has irrevocably expressed by written notice to U.S. Sub that all conditions set forth in Item 2 under Conditions Precedent as described above have been satisfied or that it is willing to waive any unsatisfied conditions Item 2 under Conditions Precedent above and (C) the Merger shall not have been consummated within three (3) Business Days following the later to occur of (x) the date the Closing should have occurred pursuant to the foregoing provisions and (y) the delivery of such notice.

4. by U.S. Sub:

(1) if Planar shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in the failure of the condition precedent to each party’s effectuation of the Merger and the condition precedent to the performance by each of U.S. Sub and Merger Sub of its respective obligations and (B) cannot be cured by the Termination Date so that the performance will be resumed; provided, that, if curable so that the performance of the Merger Agreement is resumable, U.S. Sub shall have given Planar written notice, delivered at least thirty (30) days prior to such termination, stating U.S. Sub’s intention to terminate the Merger Agreement pursuant to the foregoing provisions and the basis for such termination; provided further, that U.S. Sub shall not have the right to terminate the Merger Agreement pursuant to this paragraph if U.S. Sub or Merger Sub is then in material breach of any of its covenants or agreements set forth in the Merger Agreement; or

(2) (A) Planar Board shall have effected an Adverse Recommendation Change, (B) any tender offer or exchange offer that constitutes an Acquisition Proposal is commenced, and Planar Board shall not have recommended that the shareholders of Planar reject such tender offer or exchange offer and not tender their Common Shares into such tender offer or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer, (C) Planar shall have committed a breach of the relevant provisions in the Merger Agreement in any material respect, (D) Planar shall have failed to include the recommendation of Planar Board that the shareholders of Planar vote in favor of the approval of the Merger Agreement in the Proxy Statement, or (E) Planar or Planar Board (or any committee thereof) shall resolve, authorize or publicly propose to take any of the actions specified in clauses (A), (B) or (D).

5. The party desiring to terminate Merger Agreement pursuant to the foregoing provisions (other than by mutual written consent of U.S. Sub and Planar) shall give notice of such termination to the other parties.

(XI)	Termination Fee

Pursuant relevant provisions in the Merger Agreement, upon termination of the Merger Agreement,

1. Planar shall pay U.S. Sub a termination fee equal to USD 4 million in case the termination of the Merger Agreement is caused by Planar’s entry into any other merger agreement with respect to a Superior Proposal or the effectuation of an Adverse Recommendation Change or the occurrence of any other event specified in the Merger Agreement that triggers the termination of the Merger Agreement; or

2. U.S. Sub shall pay Planar a reverse termination fee equal to USD 8 million in case the termination of the Merger Agreement is caused by the failure to obtain Leyard China Shareholder Approval, or the failure of U.S. Sub to consummate the proposed transaction as contemplated under the Merger Agreement after all the conditions to U.S. Sub’s obligation to effect the proposed transaction have been satisfied.

In accordance with the Merger Agreement and concurrently with the execution and delivery of the Merger Agreement, U.S. Sub, Planar and Wilmington Trust, NA, as escrow agent (the “Escrow Agent”), entered into an escrow agreement, pursuant to which U.S. Sub shall deposit an amount of cash equal to USD8 million to the Escrow Agent as collateral and security for the obligation of U.S. Sub under the Merger Agreement to pay Planar the reverse termination fee of USD 8 million upon occurrence of an event that triggers the termination of the proposed transaction as specified in the Merger Agreement.

Note: The Merger Agreement is written in English and the Chinese summary of the Merger Agreement provided above is for reference only. For actual contents of the Merger Agreement, please see English version of the Merger Agreement.

IV.	Impact of the Merger on the Company

(I) Facilitate the Company’s expansion into overseas market and expedite the Company’s strategic globalization

Over the recent years, the expansion into overseas market has always been a focus of the Company’s business development strategies and the North American market has been the focus of focus of the Company’s overseas market development strategy. The products and solutions of Planar have been held in high esteem and enjoyed a high market share on international market, in particular, the North American market. The Company’s acquisition of Planar will facilitate the Company’s rapid expansion into overseas market, in particular, the North American market and expedite the achievement of the Company’s strategic target of maintaining a balance between the performance on overseas market and the performance on domestic market.

(II) Expedite overseas market penetration of small pixel LED TVs in anticipation of the outbreak of the demand for small pixel LED TVs

As inventor of small pixel LED TV, the Company has established itself as an absolute leader on global market of small pixel LED TVs in terms of market share. After continuous market promotion, it is expected that the global market will see an outbreak period of rapid growth of the demand for small pixel LED TVs. In order to maintain its absolute leading position on the market of small pixel LED TVs, the Company has been gradually expanding its global coverage. Planar’s products are mainly for the use in monitoring centers or dispatching centers, commanding systems, conference rooms, ads in shopping malls and similar facilities, and overlap materially with the application areas of the Company’s small pixel LED TVs. When promoting small pixel LED TVs worldwide, the Company can effectively leverage Planar’s marketing channels and reputation of brand name in such application areas and to rapidly increase the global market penetration rate of small pixel LED TVs. Up to date, the Company and Planar have conducted cooperation in the area of small Pixel LED TVs, which has produced a satisfactory result on a preliminary basis.

(III) Facilitate the achievement of synergic effect, and improve the profitability of the Company

Planar has seized a stable market share on the global market of displays and monitoring and dispatching equipment and has developed a good client base. The small pixel TV products of the Company will be integrated into Planar’s solutions, which will provide Planar with a product source of stable supply, superior quality and leading technology. The consummation of the proposed acquisition will result in a satisfactory complementary combination of the advantages of Planar and the Company in terms of technology, resources, clients and territories, achievement of synergic effect, expansion of market share and foreseeable growth of operating results, which will in turn improve the operating results of the listed company and create satisfactory returns for the shareholders.

Following consummation of the proposed acquisition, the Company will, after consultation with Planar, reallocate its overseas resources and operations so as to obtain synergic effect for both parties and achieve its target of maintaining a balance in the growth of overseas and domestic revenue and profit.

(IV) Outbound acquisition is a strategy of the Company for rapid growth

In order to expedite the achievement of its strategic target to “become a global leader in the realm of audio and video”, the Company has been implementing the double-route growth strategy of promoting organic growth and conducting acquisitions ever since it became publicly listed. Both the conventional LED display products, and the small pixel LED TVs that have become the backbone of the Company’s business, which were independently developed by the Company, have been widely recognized on internal market, which is a driver for the organic growth of the Company. As far as acquisitions are concerned, the Company has successfully acquired Hulian Yida, Kamtat Lighting, LeaFun, Glux, and Ledavenue, and the integration with such acquired targets has produced a satisfactory effect. The Company will continue to expedite its own growth by acquisition by utilizing its experience in acquisition and integration, so as to achieve its target to become a global conglomerate. At the same time, the Company will endeavor to achieve a raid growth in both the profit generated by principal business activities and the profit generated by acquisition.

V.	Other Arrangements in connection with the Proposed Transaction

In order to fund the proposed transaction, the Company, including all of its wholly-owned Subsidiaries whether domestic or abroad, intends to apply to a foreign or domestic commercial bank or any other financial institution for a loan facility in foreign currency up to the equivalent of RMB1 billion. The Company and its controlling shareholder Mr. Jun Li may provide security interest to the lender to secure such loan, if required by the lender, in the form of corporate credit, shares (only with respect to the security interest to be provided by Mr. Jun Li) or assets or any other form as long as permitted by applicable laws. The specific conditions for the granting of the loan facility will be subject to negotiation between certain officers of the Company who are authorized therefor and the lender and will be set forth in the definitive loan agreement.

The proposal for the Company to conduct a private placement of shares was considered and adopted at the 21st meeting of the second Board of the Company. According to the proposal, the Company intends to issue shares to no more than five targeted investors on a private placement basis (the “Private Placement”) in order to raise funds to be used for the payment of all or part of the Merger Consideration and any other lawful purposes. The funds that have been paid prior to receipt of the proceeds from the Private Placement, whether as Merger Consideration or investment in any of the Company’s investment projects, whether sourced from the Company’s funds available, bank loans or any other sources, will be exchanged with the proceeds received from the Private Placement upon closing of the Private Placement in accordance with applicable provisions in the Interim Measures for the Administration of the Issuance of Shares by Listed Companies on the Growth Enterprise Market. The acquisition of Planar by the Company pursuant to the Merger Agreement is not subject to closing of the Private Placement.

The Company is currently working with relevant advisors to discuss the matters related to the Private Placement. After sorting out relevant matters, the Company will formulate a clearly worded private placement proposal and submit it to the Board and the shareholders’ meeting of the Company for consideration.

VI.	Documents to Be Kept for Reference:

1. The Merger Agreement;

2. The Voting Agreement signed by the directors and senior officers of the shareholder of Planar

3. The Undertaking signed by the controlling shareholder of the Company, or certain directors and senior officers of certain shareholders of the Company;

4. The Escrow Agreement;

5. The Board Resolutions of the 21st Meeting of the Second Board of the Company; and

6. Independent Opinions issued by independent directors

You are hereby notified of the above.

Board of Leyard Optoelectronic Co., Ltd.

August 17, 2015

This announcement is neither a solicitation of proxies, an offer to purchase nor a solicitation of an offer to sell any securities and it is not a substitute for any proxy statement or other proxy materials that may be filed or furnished with the SEC with respect to the proposed merger.

About Planar

Planar Systems, Inc. (Nasdaq: PLNR) is a global leader in display and digital signage technology, providing premier solutions for the world’s most demanding environments. Retailers, educational institutions, government agencies, businesses, utilities and energy firms, and home theater enthusiasts all depend on Planar to provide superior performance when image experience is of the highest importance. Planar video walls, large format LCD displays, interactive touch screen monitors and many other solutions are used by the world’s leading organizations in applications ranging from digital signage to simulation and from interactive kiosks to large-scale data visualization. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers worldwide.

About Leyard

Leyard Optoelectronic Co., Ltd. designs, produces, and distributes a range of LED display products and its ancillary systems worldwide. Leyard offers indoor, outdoor, fixed and creative LED displays that are used in various applications, such as sports, advertisement, concerts, shopping malls, stadiums, exhibitions and other indoor and outdoor events. It also rents LED displays. Leyard was founded in 1995 and is headquartered in Beijing, China.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, which include statements regarding the proposed merger between Planar Systems, Inc. (“Planar”) and Leyard American Corporation (“U.S. Sub”), a subsidiary of Leyard Optoelectronic Co., Ltd. (“Leyard China”, and together with U.S. Sub, the “Company”), may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and variations of such words and other similar expressions, and are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from the Company’s or Planar’s ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on the Company’s or Planar’s relationships with its customers, suppliers, operating results and business generally and other risks and uncertainties described under “Item 1A. Risk Factors” in Planar’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 2015. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of Planar by the Company. In connection with the proposed merger transaction, Planar plans to file with the United States Securities and Exchange Commission (“SEC”) and furnish to Planar’s shareholders a proxy statement and other relevant documents. Planar’s shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of Planar’s filings with the SEC from the Planar’s website at http://investor.planar.com or by directing a request to: Planar Systems, Inc., 1195 NW Compton Drive, Beaverton, Oregon 97006, Attn: Investor Relations, 503-748-8911, invest@planar.com.